Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Post Effective Amendment No. 1 to the Registration Statement [Form S-1 on Form S-3 (No. 333-186223)] and related prospectus of Tonix Pharmaceuticals Holding Corp. for the registration of 812,732 shares of its common stock issuable upon exercise of outstanding warrants and to the incorporation by reference therein of our report dated March 28, 2014, with respect to the consolidated financial statements of Tonix Pharmaceuticals Holding Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ EISNERAMPER LLP

New York, New York

April 9, 2014